  Underwriter    "Commission,"
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

AXA Premier VIP Mid Cap Value Fund 10/12/06 Morgan Stanley "$997,500" "$1,082,812,500" $15.00 $.5625 / share "SAIC, Inc" Cowen & Company

AXA Premier VIP Core Bond 12/14/06 Goldman Sachs "$2,859,728" "$1,250,000,000" $99.816 1.000% Metlife Merrill Lynch